EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128094 on Form S-8 of our report related to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. (the “Company”) dated March 14, 2006, appearing in the Annual Report on Form 10-K of Advanced Life Sciences Holdings, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 14, 2006